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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         This Agreement is made this 7th day of June, 2002, by and between Southern Michigan Bancorp, Inc., a Michigan corporation, (the "Corporation") and, John H. Castle (the "Employee").

         WHEREAS, the Board of Directors of the Corporation believes that the future services of the Employee in the capacity of President and Chief Executive Officer will be of great value to the Corporation;

         WHEREAS, the Corporation operates a wholly owned commercial banking subsidiary known as Southern Michigan Bank & Trust which is engaged in the general business of banking, hereinafter the "Bank"; and

         WHEREAS, the Employee is willing to serve in the employ of the Corporation and the Bank on a full-time basis for the term of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto have agreed and do hereby mutually agree as follows:

1.       Term -- Agreement to Serve

         The Corporation hereby employs for itself, the Bank and or any additional subsidiaries (hereinafter sometimes collectively referred to as the "Corporation"), the services of Employee for a period commencing as of the date first written above and terminating December 31, 2004 (the "Termination Date"), subject to the rights of earlier termination hereinafter set forth, to perform the duties of President and Chief Executive Officer for the Corporation and the Bank. The Employee hereby accepts such employment in consideration of the compensation and the other terms and conditions herein provided, and agrees to serve the Corporation well and faithfully and to devote his best efforts to such employment as long as it shall continue hereunder. During the period of such employment, the Employee will devote all of his time and attention -- reasonable vacations, periods of illness and the like excepted -- to the affairs of the Corporation.

2.       Base Salary and Fringe Benefits

         Except as otherwise provided herein, as compensation for these services hereunder, the Corporation will pay to Employee, in installments and on dates in accordance with its normal payroll, during the period of his employment hereunder, a base salary at the aggregate rate of one hundred fifty thousand dollars ($150,000) per year, subject to the right of the parties, by mutual agreement, to adjust such rate upward in respect of any future calendar year or years after the date hereof, (hereinafter referred to as "Base Pay").

         In addition the Corporation shall:



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         (a)      Provide four (4) weeks paid vacation annually.

         (b) Reimburse fees and expenses incurred in connection with business of the Corporation or the Bank including fees for attendance at banking related conventions and similar items approved by the Board of Directors.

         (c) Provide an executive automobile and pay for the insurance, maintenance and gasoline utilized by Employee.

         (d) Provide a membership to Coldwater Country Club, and such other clubs as agreed to by the parties from time to time, and pay for all dues, fees and assessments.

3.       Bonus and Options

         (a) Subject to the rules and regulations applicable thereto, the Corporation shall provide for Employee's participation in any option, incentive employee benefit plans or compensation programs administered by the Corporation or the Bank or under its direction, including any employee bonus plans as may presently exist or are to be placed into effect after the date hereof.

         (b) Corporation shall negotiate in good faith an Incentive Bonus Plan applicable to Employee and other key officers of the Corporation, effective as of calendar year 2002.

4.       Termination of Employment

         The employment of the Employee under the terms of this Agreement shall cease and terminate as follows:

         (a)      Expiration of Term

                  On the Termination Date; or,

         (b)      Death

                  On the date of his death; or,

         (c)      Termination by the Corporation with Cause

                  For Cause at any time by action of the Board. For purposes hereof, the term "Cause" shall mean removal by order of a regulatory agency having jurisdiction over the Corporation or the Bank, or the Employee's willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within thirty (30) days after the Corporation gives notice thereof to the Employee; it being expressly understood that negligence or bad judgment shall not constitute "Cause" so long as such act or omission shall be without intent of


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                  personal profit and is reasonably believed by the Employee to be in or not adverse to the best interests of the Corporation; or,

         (d)      Disability

                  Upon receipt by the Employee of written notice from the Corporation that, in its opinion, based on reliable medical evidence, the Employee is unable by reason of permanent physical or mental disability to continue the proper performance of his duties hereunder. For purposes of this Employment Agreement, the Employee's "permanent disability" shall be deemed to have occurred after one hundred eighty
                  (180) consecutive days, during which one hundred eighty (180) days the Employee, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Employment Agreement. The date of permanent disability shall be such one hundred eightieth (180th) day. In the event either the Corporation or the Employee, after receipt of notice of the Employee's permanent disability from the other, dispute that the Employee's permanent disability shall have occurred, the Employee shall promptly submit to physical examinations by three physicians in the Coldwater, Michigan, area and, unless two of such physicians shall issue their written statement to the effect that in their opinion, based on their diagnosis, the Employee is capable of resuming his employment and devoting his full time and energy to discharging his duties within sixty (60) days after the date of such statement, such permanent disability shall be deemed to have occurred; or,

         (e)      Termination by the Corporation without Cause

                  At the election of the Corporation, at any time during the term of this Agreement without cause.

         (f)      Termination in Connection with a Change in Control.

              i) A "Change in Control" shall result if, and shall be deemed to have occurred on the date of, a transaction pursuant to which:

                  (a) Any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities;

                  (b) A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence of which, members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter;




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                  (c) During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

                  (d) A merger, consolidation or reorganization is consummated with any other corporation pursuant to which the shareholders of the Corporation immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.

         Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (i)(a) hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (i)(a) hereof.

         ii) If during the term of this Agreement and after the date of a Change in Control, Employee is discharged without Cause or Employee resigns because he has: (1) been demoted, (2) had his compensation reduced, (3) had his principal place of employment transferred away from Branch County, Michigan or a county contiguous thereto, or (4) had his job title, status or responsibility materially reduced, then the Corporation shall make the payments to Employee set forth in subsection (iv) of this Section (f).

         iii) If Employee is discharged by the Corporation other than for Cause and there is a Change in Control within twelve (12) months following the discharge, then the Corporation shall make the payments to Employee set forth in subsection (iv) of this Section
              (f).

         iv) In the event of the termination of Employee's employment as described in subSection (ii) or (iii) above, Employee shall be entitled to receive: (1) a cash payment equal to 2.99 times his Compensation (as defined below), or (2) upon Employee's election,
              2.99 times his Compensation payable in equal monthly payments, in cash, without interest. The lump sum cash payment or the first monthly cash payment, as the case may be, shall be paid at the end of the first month commencing after the Employee's termination of employment in the case of a benefit entitlement under subsection
              (ii) or (iii) above, and in the event of the election by Employee to receive monthly payments, shall continue each consecutive month thereafter until 36 payments have been made; provided that more than 90 days before a Change in Control, Employee


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              may elect to defer the commencement date of payments (whether lump sum or monthly) by a period of three years, in which case interest shall accrue on unpaid balances at 120% of the applicable federal rate through the date of the payment of such lump sum, or commencement of payments, as the case may be.

              In the event Employee dies before collecting all amounts and benefits due under this Section, any payments owing shall be paid to the person or persons as stated in the last designation of beneficiary concerning this Agreement signed by Employee and filed with the Corporation, and if not, then to the personal representative of the Employee.

              The payments and benefits provided for in this Section 4(f) are in lieu of compensation, benefits or amounts the Employee might otherwise be entitled to under the Corporation's severance policy or otherwise payable by the Corporation by reason of termination of employment.

              The term "Compensation," as used in this section, shall mean the average of the sum of Employee's base salary plus any cash bonuses for the last three complete calendar years preceding Employee's termination of employment. Compensation shall not include any amount, other than base salary and cash bonuses, included in Employee's taxable compensation for federal income tax purposes and reported to Employee and the Internal Revenue Service ("IRS"), such as the reporting of previously deferred compensation or gain realized upon exercise of any non qualified stock options.

         v) In the event the payments required under this Agreement, when added together with any other amounts required to be included by Employee under the provisions of the Internal Revenue Code of 1986, as amended, result in an "Excess Parachute Payment," as that term is defined in Section 280G of the Code, then the amount of the payments provided for in this agreement shall be reduced to that amount which causes no excise tax to be imposed under Section 4999 (or any successor thereto) of the Code.

         vi) Any subsequent employment by Employee shall not reduce the obligation of the Corporation to make the full payments and provide the full benefits specified herein and Employee shall have no obligation to seek other employment or otherwise mitigate the effect of his discharge from employment.

         (g)      Payments Upon Termination other than Change in Control.

                  Upon termination of employment of the Employee pursuant to
                  Section 4(b),(c) or (d) above, the Employee shall be entitled to receive the amount of Base Pay and Benefits provided for in Paragraphs 2 and 3 hereof through the date of his termination of employment. In the event of the termination of employment of Employee pursuant to Sections 4(a) or (e) above, the Corporation shall pay to the Employee his Base Pay and other benefits listed in Paragraphs 2 and 3 until the later of December 31, 2004 or One (1) year after the Termination Date.



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5.       Right to Other Benefits.

         Except as otherwise specified herein, nothing in this Agreement shall abridge, eliminate, or cause Employee to lose Employee's right or entitlement to any other Corporation benefit to which Employee may be entitled due to his status as an employee under any plan or policy of Corporation on such terms and conditions as are required of any employee under any plan or policy of Corporation. Further, nothing in this Agreement shall create in Employee any greater rights or entitlements, except as specified in this Agreement. The plans and policies referred to in this Paragraph 5 include, but are not limited to, life insurance plans, dental, disability or health insurance benefits, severance policies, club memberships, and accrued vacation pay.

6.       Noncompetition and Nonsolicitation Agreement and Business Protection.

         Notwithstanding anything to the contrary contained elsewhere in this
         Agreement:

         (a)      Noncompetition Agreement and Nonsolicitation Agreement

              (i) In view of Employee's importance to the success of the
                  Corporation, Employee and Corporation agree that the Corporation would likely suffer significant harm from Employee's competing with Corporation during Employee's term of employment with Corporation and for some period of time thereafter. Accordingly, Employee agrees that Employee shall not engage in competitive activities while employed by Corporation and during the Restricted Period. Employee shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Corporation, (i) in Branch County, Michigan, and counties contiguous thereto (including the municipalities therein), render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Corporation or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise in Branch County, Michigan, and counties contiguous thereto (including all municipalities) which competes directly or indirectly with the business of Corporation or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Employee shall not be prohibited from owning less that 1 percent of any publicly traded corporation, whether or not such corporation is in competition with Corporation. For purposes of this Paragraph 6 the term "Restricted Period" shall equal One (1) year, commencing as of the date of Employee's termination.




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            (ii)  While employed by Corporation and for a period of One (1) year following Employee's termination of employment with Corporation, Employee agrees that Employee shall not, in any manner directly (i) solicit by mail, by telephone, by personal meeting, or by any other means, any customer or prospective customer of Corporation to whom Employee provided services, or for whom Employee transacted business, or whose identity become known to Employee in connection with Employee's services to Corporation (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Corporation or its affiliates or reduce or refrain from doing any business with the Corporation or its affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Corporation or its affiliates and any such customer or prospective customer. The term "solicit" as used in this Agreement means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of Corporation and its subsidiaries.

            (iii) While employed by Corporation and for a period of One (1) year following Employee's termination of employment with Corporation, Employee agrees that Employee shall not, in any manner directly solicit any person who is an employee of Corporation or any of its affiliates to apply for or accept employment or a business opportunity with any other person or entity.

            (iv) The parties agree that nothing herein shall be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

           (v) Notwithstanding the foregoing, this Section 6(a) shall not apply in the event of termination pursuant to Section 4(f).

         (b).     Confidential Information

         Employee has obtained and may obtain confidential information concerning the businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of Corporation and its affiliates, and those of third-parties that is not generally disclosed to persons not employed by Corporation or its subsidiaries. Such information (referred to herein as the "Confidential Information") may have been or may be provided in written form or orally. Employee shall not disclose to any other person the Confidential Information at any time during his employment with Corporation or after the termination of his employment, provided that Employee may disclose such Confidential Information only to a person who is then a director, officer, employee, partner, attorney or agent of Corporation who, in Employee's reasonable good faith judgment, has a need to know the Confidential Information.




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         (c)      Remedies

           (i) Employee acknowledges that a violation on Employee's part of this Paragraph 6 would cause immeasurable and irreparable damage to Corporation. Accordingly, Employee agrees that notwithstanding Paragraph 13 hereof, Corporation shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the provisions of this Paragraph 6, in addition to any other remedies it may have.

           (ii) In addition to Corporation's right to seek injunctive relief as set forth in subsection (i) above of this Section 6(c) in the event that Employee shall violate the terms and conditions of this Paragraph 6, Corporation may: (i) make a general claim for damages and (ii) terminate any payments or benefits payable by Corporation, if applicable, to Employee.


7.       Inventions, Discoveries and Improvements

         The Employee hereby agrees to assign and transfer to the Corporation, its successors and assigns, his entire right, title and interest in and to any and all inventions, discoveries, trade secrets and improvements thereto which he may discover or develop, either solely or jointly with others, during his employment hereunder and for a period of one year after termination of such employment, which would relate in any way to the business of the Corporation or any parent, subsidiary or affiliate of the Corporation, together with all rights to letters patent, copyrights or trademarks which may be granted with respect thereto. Immediately upon making or developing any invention, discovery, trade secret or improvement thereto, Employee shall notify the Corporation thereof and shall execute and deliver to the Corporation, without further compensation, such documents as may be necessary to assign and transfer to the Corporation his entire right, title and interest in and to such invention, discovery, trade secret or improvement thereto, and to prepare or prosecute applications for letters patent with respect to the same in the name of the Corporation.

8.       Confidential Information

         Employee shall not at any time, in any manner, while employed by the Corporation or thereafter, either directly or indirectly, except in the course of carrying out the Corporation's business or as previously authorized in writing on behalf of the Corporation, disclose or communicate to any person, firm, or corporation, any information of any kind concerning any matters affecting or relating to the Corporation's business or any of its data, figures, projections, estimates, customer lists, tax records, personnel histories, and accounting procedures of the Corporation, without regard to whether any or all of such information would otherwise be deemed confidential or material.




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9        Non-Assignability

         (a) Neither party to this Agreement shall have the right to assign this Agreement or any rights or obligations hereunder provided that nothing herein shall prevent the Employee from designating one or more members of his family or a trust or trusts for the members of his family as a beneficiary or beneficiaries entitled to receive payments hereunder as heretofore specified.

         (b) Except as provided above, no title to any payments which shall become due and payable to the Employee, his personal representative or designated beneficiary under the provisions hereof, shall be vested in him or any of them until the actual payment thereof is made to such person by the Corporation in accordance with the provisions of this Agreement. Neither he nor any of them shall have the right or power to transfer, assign, anticipate or encumber any interest in any such payment, prior to the actual receipt thereof from the Corporation. Neither this Agreement, the Corporation nor any person's rights hereunder shall be liable for the debt, contract or engagement of any of them. None of them shall be permitted to appoint any agent or attorney-in-fact and except as provided herein, to collect or receive his share of such payments or any part thereof unless permission to do so shall be specifically granted by the Corporation in writing. The Corporation, in the absence of such written permission, shall not in any manner recognize such appointment, transfer, assignment or encumbrance.

         (c) If the Employee or any personal representative or any designated beneficiary attempts to transfer, assign or encumber his interest in such payments, or any part thereof, prior to the payment or distribution thereof to him or her; or, if any transfer or seizure thereof is attempted to be made or brought through the operation of any bankruptcy or insolvency law, the right of the person taking such action or concerned therein or affected thereby, and who would, but for this provision, be entitled to receive such payments, or any part thereof, shall forthwith and ipso facto terminate, all rights bestowed on any such person being hereby, on the happening of any such event, expressly revoked; and the Corporation shall thereafter, in its absolute discretion, at such time or times as it deems proper, cause such part of such person's theretofore existing share of such payments to be paid to such person or persons, including the Employee, of any parent, spouse or child of said person, as the Corporation, in its uncontrolled discretion, shall deem advisable; and the remainder of such payments, if any, may be distributed by the Corporation to the person or person who would have been entitled to receive the same if such person had died immediately prior to said attempted transfer, assignment or encumbrance, or attempted transfer or seizure by operation of law.

10.      Binding Effect

         This Agreement shall be binding upon and inure to the benefit of any successor of the Corporation, and any such successor shall be deemed substituted for the Corporation


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         under the terms of this Agreement. As used in this Agreement, the term
         "successor" shall include any person, firm, corporation, or other business entity which, at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the Corporation.

11.      Entire Agreement

         This Agreement contains the entire agreement of the parties hereto concerning the subject matter hereof, and cancels any and all other oral or written agreements or understandings between the parties with respect to the subject matter hereof, provided, however, that the provisions of the Second Addendum, other than paragraph 4 thereof, shall remain in full force and effect. The Agreement may not be changed orally, but only by agreement in writing signed by both parties.

12.      Authorization for Acts of Corporation

         Any act, request, approval, consent or opinion of the Corporation hereunder shall be authorized, given or expressed by resolution of its Board of Directors.

13.      Arbitration.

         Subject to the Corporation's right to seek injunctive relief under subsection 6(c)(i) of this Agreement, the parties hereto agree to arbitrate any issue, misunderstanding, disagreement or dispute in connection with the terms in effect in this Agreement in accordance with the Rules of the American Arbitration Association, before one arbitrator mutually agreeable to the parties. If either party determines that the parties have been unable to agree upon one arbitrator, then such party may appoint one arbitrator and require the other party to appoint a second arbitrator. Whereupon, the two appointed arbitrators shall appoint a third neutral arbitrator. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the American Arbitration Association shall select the third arbitrator. Failure by a party to either (i) accept as mutually agreeable, or (ii) appoint an arbitrator, within 30 days of receipt of notice of the appointment of an arbitrator by the other party, shall be deemed as acceptance of arbitration by such single arbitrator. The arbitration shall occur in Coldwater, Michigan, or such other place as mutually agreed upon. The prevailing party shall be entitled to recover any and all costs associated with any arbitration proceeding (and any subsequent proceeding to enforce rights thereunder) including the recovery of reasonable attorneys fees. Judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

14.      Governing Law

         This Agreement is executed and delivered in the State of Michigan and is intended to be interpreted, construed and enforced in accordance with the laws of such State.




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         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by the Chairman of its Board of Directors, and the Employee has signed this Agreement, all as of the date and year first above written.


                                      Southern Michigan Bancorp, Inc.



                                      By: /s/James Morrison
                                          -----------------------------------
                                            James Morrison,
                                                   Chairman, Board of Directors


                                          /s/ John H. Castle
                                          -----------------------------------
                                            John H. Castle, Employee





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